Exhibit 10.18
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of December 6, 2013 (the “Effective Date”), by and between Under Armour, Inc. a Maryland corporation (the “Company”), and Robin Thurston (“Executive”), a resident of the State of Texas.
1.Employment. Subject to the terms and conditions contained herein, the Company hereby employs Executive, and Executive hereby accepts employment with the Company.
2.Term. The term of Executive’s employment under this Agreement shall be the period commencing on the date hereof and continuing until December 31, 2016, unless terminated earlier pursuant to section 14 (such period, the “Term”). Executive’s employment with the Company during the Term and any time period after the Term shall be on an at-will basis, which means that, subject to the terms and conditions set forth herein, Executive’s employment is terminable by either the Company or Executive for any reason or no reason, with or without cause.
3.Position and Duties. Executive shall serve as SVP, Digital reporting to the CEO, Kevin Plank and shall be the principal executive responsible for the MapMyFitness business and related digital businesses of the Company. The principal place of Executive’s employment shall be the Company’s office located in Austin, Texas; however, Executive is required to have a presence at the Company’s headquarters in Baltimore, Maryland, for substantial periods from time to time in connection with performing Executive’s employment duties, and Executive is expected to travel to the Company’s headquarters regularly, and other locations as necessary, on Company business during the Term.
4.Exclusivity. Throughout the Term, and except to the extent otherwise authorized by the Company, Executive shall devote Executive’s full business time and energy to the business and affairs of the Company and use Executive’s reasonable best efforts, skills and abilities to promote the interests of the Company and perform Executive’s duties and responsibilities hereunder. Executive represents and warrants that Executive is under no fiduciary, contractual or other legal obligation to another company, venture, business or employer that would prevent Executive from being employed by the Company as set forth herein. This provision shall not be construed to prohibit any activities relating to the management of Executive’s personal investments or to prohibit Executive from serving on corporate, business, civic, religious, educational or charitable boards or committees so long as such activities do not materially interfere with Executive’s performance of his duties and responsibilities hereunder.
5.Compensation and Benefits.
a.Base Salary. Executive shall be paid a base salary (the “Base Salary”) of $350,000 per year, less applicable deductions, payable in installments in accordance with the Company’s customary payroll practices. The Company may, in its sole discretion, adjust the Base Salary, as and when the Company deems appropriate.

b.Benefits. Subject to and in accordance with the terms and conditions of the Company’s applicable plan documents in force from time to time and applicable law, Executive will be eligible to participate in all employee benefit plans, programs and arrangements (including, without limitation, any plans, programs and arrangements providing for retirement benefits, disability benefits, health and life insurance, vacation and paid holidays) that the Company makes available to its similarly situated executives generally.
c.Bonuses. For each year of the Term starting January 1, 2014, provided that Executive meets the Company’s high expectations on Executive’s Annual Performance Evaluations, Executive will be eligble to receive a bonus subject to the rules set forth in the Company’s annual Incentive Plan. Executive’s target percentage, also known as the UA House Bonus, is 45% of the Base Salary (the maximum amount payable is 75%) earned during the year of employment for which the UA House Bonus is awarded. Executive shall be eligible to participate in the MapMyFitness Bonus Plan for the year ended December 31, 2013.
d.Equity. Executive will be granted, subject to approval of the Compensation Committee of the Board of Directors, a restricted stock unit grant with a value at grant of $1.2 million with a 2 year (50% vesting per year) vesting schedule and a Performance Stock Unit grant with a value at grant of $750,000. Vesting of the PSU grant is based on the Company’s 2014 and 2015 performance; vest dates, if performance metrics are achieved, will be in February 2016, February 2017, and February 2018. The equity awards shall be subject to the Company’s 2005 Omnibus Long-Term Incentive Plan and standard documents and shall be granted at the time of the Company’s annual equity award grant (which is expected to occur in February 2014). The actual number of shares Executive receives will be based on the five day average stock price immediately prior to grant.
e.Business Expenses. The Company shall reimburse Executive for (or, at the Company’s option, pay) all ordinary, necessary and reasonable business expenses actually incurred by Executive in performing Executive’s duties under this Agreement. All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with the Company’s expense reporting policies and applicable federal and state tax recordkeeping requirements.
f.Withholdings and Taxes. All compensation payable to Executive hereunder is subject to withholding for all applicable federal, state and local income taxes, and all applicable employment, occupational, Social Security and other similar taxes, and any other amounts as required by law.
g.Clawback. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

6.    Confidentiality, Non-Competition and Non-Solicitation. Executive acknowledges and agrees that Executive is bound by Executive’s obligations to the Company with respect to confidentiality, non-competition and non-solicitation as set forth in Executive’s “Employee
Confidentiality, Non-Competition, and Non-Solicitation Agreement” (hereinafter “Non-Competition Agreement”) dated as of the date hereof, attached hereto and incorporated herein by reference.
7.    Termination; Rights on Termination. Executive’s employment is at-will but the benefits Executive receives upon termination, if any, are dependent on the reason for termination. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its affiliates. Executive’s employment may be terminated in any one of the following ways:
a.    Termination by the Company for Cause. The Company may terminate the Term and Executive’s employment for Cause (as defined below), and such termination for Cause shall be effective immediately upon provision of notice to Executive that his employment has been terminated for Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s material breach of any material provision of this Agreement or any other agreement to which Executive and the Company and/or its affiliates are parties, (ii) Executive’s willful failure to perform Executive’s duties under this Agreement, (iii) Executive’s willful failure to follow a lawful directive of the Company’s Board of Directors, (iv) Executive’s material failure to comply with the Company’s material written policies or rules, as they may be in effect from time to time, provided that Executive has been provided with written notice of such policies or rules, (v) Executive’s commission of any negligent or intentional act that results in severe harm to the Company, excluding any act Executive takes in good faith that Executive reasonably believed was in the best interests of the Company, (vi) Executive’s use of illegal drugs, (vii) Executive’s material dishonesty, fraud, willful misconduct or breach of fiduciary duty with respect to the business or affairs of the Company, or (viii) Executive’s commission of a felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course ; provided, however, that no termination shall occur pursuant to subsections (i) through (v) herein unless the Company first gives Executive notice of its intention to terminate and of the Cause for such termination, and Executive has not, within fifteen (15) business days following receipt of such notice, cured such Cause to the reasonable satisfaction of the Company. In the event Executive’s employment is terminated by the Company for Cause, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in section 7(f) or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.
b.    Termination by the Company Without Cause. At any time during the Term, the Company may, without Cause and for any reason whatsoever, terminate the Term and Executive’s employment, effective immediately upon provision of notice to Executive or at such later date specified by the Company. In the event Executive’s employment is terminated without Cause, and provided that Executive fully complies with his obligations under this Agreement and executes a general release of all claims as required under section 7(g), then Executive shall be paid compensation pursuant to sections 7(f) and 7(g).
c.    Termination by Executive for Good Reason. Executive may terminate the Term and his employment for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, in each case without Executive’s written consent: (i) a material reduction in Executive’s Base Salary, unless the reduction is part of an overall and nondiscriminatory reduction to the base salaries of all similarly situated employees and the reduction is proportional to the reductions suffered by the other employees, (ii) a relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the location identified in Section 3 (provided, however, that any travel contemplated by Section 3 of this Agreement shall not constitute a relocation), or (iii) a material reduction in Executive’s authority, duties or responsibilities as they exist at the start of this Agreement (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law). Notwithstanding the foregoing, an occurrence described above which otherwise may constitute Good Reason hereunder shall not constitute Good Reason if: (x) Executive fails to provide written notice to the Company of the occurrence alleged to constitute Good Reason hereunder within fifteen (15) business days after such occurrence initially occurs, (y) the Company cures, corrects or otherwise remedies such occurrence within ten (10) business days after the Company’s receipt of Executive’s written notice hereunder, as determined in the Company’s reasonable judgment, or (z) in the event the Company does not cure, correct or otherwise remedy such occurrence as provided above, Executive fails to resign within ten (10) business days after the end of such cure period. In the event Executive’s employment is terminated by Executive for Good Reason, and provided that Executive fully complies with his obligations under this Agreement and executes a general release of all claims as required under section 7(g), then Executive shall be paid compensation pursuant to sections 7(f) and 7(g).
d.    Termination by Executive without Good Reason. Executive may terminate the Term and his employment hereunder without Good Reason upon provision of thirty (30) calendar days’ written notice to the Company. In the event Executive terminates his employment without Good Reason, no compensation or benefits shall be payable to Executive after the date of termination, except as provided for in section 7(f) or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.
e.    Termination Upon Death or Disability. The Term and Executive’s employment with the Company will terminate immediately upon the death of Executive, and may be terminated by the Company upon the Disability of Executive. The term “Disability” for purposes of this Agreement means the inability of Executive to perform Executive’s essential duties and responsibilities (even with reasonable accommodation) under this Agreement for a period of more than ninety (90) consecutive days or one hundred and eighty (180) non-consecutive days during any twelve (12) month period by reason of a mental or physical disability as determined by the Board of Directors of the Company in its reasonable discretion. In the event Executive’s employment is terminated due to Executive’s death or Disability, Executive, or Executive’s estate as applicable, shall receive the benefits set forth in section 7(f), and as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

f.    Payment Through Termination. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate, in the case of a termination due to Executive’s death) shall be entitled to receive any accrued but unpaid Base Salary and all benefits and reimbursements due through the effective date of termination (collectively, the “Accrued Amounts”). The Accrued Amounts will be paid in accordance with the Company’s standard payroll procedures, except that Executive’s rights under any employee benefit plan or program of the Company shall be governed by the terms of such plan or program and applicable law.
g.    Payment for Termination By the Company Without Cause or By Executive for Good Reason. In the event Executive’s employment is terminated by the Company without Cause (other than pursuant to death or Disability) or by Executive for Good Reason, and provided that Executive fully complies with his obligations under this Agreement and executes and returns to the Company, within twenty-one (21) days after Executive’s termination (or such longer period as may be required by applicable law), a full and complete release of all claims against the Company, its affiliates, and their respective employees, officers, and directors, in a form reasonably acceptable to the Company (the “Release”), and provided, further, that Executive does not revoke the Release, then the Company shall pay Executive, in addition to the Accrued Amounts, an amount equal to (x) twenty-four months, in the event the termination occurs in 2013 or 2014, eighteen months, in the event the termination occurs in 2015 or twelve months, in the event the termination occurs in 2016, of Employee’s base salary as in effect on the date of termination, less required withholdings, and (z) a pro-rata bonus for the year in which the employment is terminated based on the number of days worked during the year, less required withholdings. Such amount will be payable in accordance with the Company’s regular payroll practices, commencing on the sixtieth (60th) day after the date of termination (but with the first payment being a lump sum payment covering all payment periods from the date of termination through the date of such first payment), provided that the Release has become final and irrevocable. Executive’s rights under any employee benefit plan or program of the Company shall be governed by the terms of such plan or program and applicable law.
h.    COBRA Payments for Termination By the Company Without Cause or By Executive for Good Reason. If Executive complies with the conditions set forth in section 7(g) and timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall pay Executive’s COBRA premiums for 12 months to enable Executive to continue Executive’s medical (including prescription), dental and vision insurance coverage on the same terms as existed prior to Executive’s termination, (subject to any future changes in coverage that the Company makes for other full-time employees).
i.    Right to Offset. In the event of any termination of Executive’s employment under this Agreement for any reason, the Company’s obligation to make any payments hereunder shall be subject to reasonable offset for any outstanding amounts that the parties agree Executive owes to the Company. All payments and benefits payable under this Agreement are gross payments subject to applicable taxes and withholdings.
8.    Return of Company Property. Executive agrees that upon the termination of his employment for any reason, or upon the Company’s request at any time, Executive shall (i)

immediately deliver to the Company all tangible and intangible property owned by the Company, including, without limitation, access cards, keys, computers, computing devices, cell phones, memory devices, computer files, notes, documents, records and any other tangible item, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Confidential Information (as defined in the Non-Competition Agreement) or Works for Hire (as defined in the Non-Competition Agreement), and (ii) immediately delete and erase from any tangible and intangible property not owned by the Company and within the possession or control of Executive any material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Confidential Information or Works for Hire.
9.    Cooperation.     During the Term and thereafter, Executive shall reasonably and appropriately respond to all reasonable inquiries from the Company relating to any current or future investigation, regulatory action, or litigation (including but not limited to any internal or external investigations), and shall make himself reasonably available to confer with the Company and/or its counsel and otherwise provide such reasonable assistance, information and/or testimony, as the Company and/or its counsel may deem necessary in connection with such investigation, regulatory action, or current or future litigation arising from actions or events occurring during Executive’s employment with the Company. If the Company requires assistance in accordance with this section 9, the Company shall reimburse Executive for any reasonable out of pocket expenses of Executive incurred in connection with Executive’s provision of such assistance.
10.    Non-disparagement. Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company (including negative references to the Company’s products, services, policies, directors, officers or employees). Notwithstanding the foregoing, nothing in this Agreement shall apply to or restrict in any way the communication of any information by Executive, in whatever form, to (i) any person acting on behalf of the Company in connection with any internal investigation or review, (ii) any person acting on behalf of a government agency conducting an investigation about which Executive has relevant information, or (iii) any other person if required by a lawfully issued subpoena or court order. If Executive responds or communicates with any party or entity described in clause (ii) or (iii) of the preceding sentence, Executive shall notify the Company in advance of such response or communication. No executive officer of the Company shall at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive. Notwithstanding the foregoing, nothing in this Agreement shall apply to or restrict in any way the communication of any information by the Company, in whatever form, to any person or entity if required by a lawfully issued subpoena or court order. If the Company responds or communicates with any party or entity described in the preceding sentence, the Company shall notify Executive in advance of such response or communication.
11.    Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee or officer of the Company or serves or served any other entity in any capacity at the Company’s request, Executive shall be indemnified by the Company. During Executive’s employment with the Company and thereafter, so long as Executive may have liability arising out of his service as an officer or director of the Company, the Company agrees to continue and maintain a director’s and officer’s liability insurance policy covering Executive with coverage no less than that available to active directors and officers of the Company.
12.    Notices.
a.    All notices provided for or required by this Agreement shall be in writing and shall be deemed to have been properly given when sent to the other party by facsimile (confirmation of receipt required) or when received by the other party if mailed by certified or registered mail, return receipt requested, as follows:

If to the Company:	Under Armour, Inc.
Attn: John Stanton, SVP General Counsel
1020 Hull Street
Baltimore, MD 21230

with copies to (which shall not constitute notice):

King & Spalding LLP
Attn: William Roche
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309

If to Executive:	Robin Thurston
2901 Clearview Drive
Austin TX 78703BA

b.    Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this section 19.
c.
13.    Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties, and supersedes and replaces any and all other agreements, written or oral, express or implied, between Executive, on the one hand, and the Company or MapMyFitness, Inc., on the other hand, concerning the subject matter hereof, with the exception of the Non-Competition Agreement and the Merger Noncompetition Agreement between the Company and the Executive dated as of the date hereof, which remains in full force and effect. For the avoidance of doubt, any written agreements between the Executive and the Company or its affiliates entered into in connection with the acquisition of MapMyFitness by the Company shall not be superseded or replaced by this Agreement.
14.    Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

15.    Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Maryland, irrespective of its choice-of-law rules. Any action arising under or related to this Agreement, Executive’s employment with the Company, or the cessation of Executive’s employment with the Company shall be filed exclusively in the state or federal courts with jurisdiction over Baltimore City, Maryland and each of the parties hereby consents to the jurisdiction and venue of such courts.
16.    Assignability. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. This Agreement shall be assignable by the Company and shall inure to the benefit of the Company and its successors and assigns.
17.    Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.
18.    Counterparts Acceptable. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
19.    Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.
20.    Third Party Beneficiaries. The parties agree that the affiliates of the Company are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.
21.    Interpretation. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party’s having or being deemed to have structured or drafted such provision.
22.    Modification. No provision of this Agreement may be modified or waived except in writing signed by Executive and a duly authorized representative of the Company. The writing shall specifically reference this Agreement and the provision that the Company and Executive intend to waive or modify. Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.
23.    Survival. Executive’s obligations under this Agreement shall survive the expiration or termination of this Agreement for any reason and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company.
24.    Code Section 409A. This Agreement is intended to comply with Section 409 of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
25.    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, the parties are signing this Agreement to be effective as of the Effective Date.
UNDER ARMOUR, INC.

By: /s/ Brad Dickerson
Name: Brad Dickerson
Title: Chief Financial Officer

EXECUTIVE

/s/ Robin Thurston
Name: Robin Thurston

AMENDMENT NO. 1
dated as of February 9, 2016

to

Employment Agreement
dated as of December 6, 2013

This Amendment No. 1 (the “Amendment”) is made as of February 9, 2016, by and between Under Armour, Inc., a Maryland corporation (the “Company”) and Robin Thurston (“Executive”), a resident of the State of Texas, to the Employment Agreement dated as of December 6, 2013 between the parties (the “Employment Agreement” and, as amended the “Amended Employment Agreement”).
1.Section 5.d of the Employment Agreement is hereby amended to delete the reference to “a restricted stock unit grant with a value at grant of $1.2 million with a 2 year (50% vesting per year) vesting schedule and”.

2.In lieu of Executive being granted the restricted stock unit grant referred to in the deleted language described in Section 1 of this Amendment, Executive has been awarded a restricted stock unit grant with respect to 22,169 shares of the Company’s Class A common stock, with 14,780 shares vesting February 15, 2016, 3,694 shares vesting February 15, 2017 and 3,695 shares vesting February 15, 2018. The terms of the equity award have been set forth in a grant agreement between the Company and Executive.

3.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties are signing this Amendment to be effective as of the date listed above.
UNDER ARMOUR, INC.

By:/s/ John P. Stanton
Name:John P. Stanton
Title: Senior Vice President, General
Counsel, Secretary

EXECUTIVE

/s/ Robin Thurston
Name: Robin Thurston